UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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Soliciting Material Pursuant to §240.14a-12

SOUTHEASTERN BANK FINANCIAL CORPORATION

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SOUTHEASTERN BANK FINANCIAL CORPORATION
3530 Wheeler Road
Augusta, Georgia 30909
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on April 27, 2016
TO THE SHAREHOLDERS OF SOUTHEASTERN BANK FINANCIAL CORPORATION:
You are hereby notified that the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of Southeastern Bank Financial Corporation, a Georgia corporation (the “Company”), will be held at the Cotton Exchange Office of the Company located at 32 Eighth Street, Augusta, Georgia on April 27, 2016, at 4:00 p.m., Eastern time for the following purposes:
1.
To elect 10 directors to serve for a term ending on the date of the 2017 Annual Meeting of Shareholders or until their respective successors shall have been elected and qualified.

2.
To vote on a non-binding advisory resolution approving the compensation of the executive officers named in the Summary Compensation Table included in the attached proxy statement.

3.
To transact such other business as may properly come before the Annual Meeting or an adjournment thereof.

Information relating to the Annual Meeting and the proposals described above is set forth in the attached proxy statement. Shareholders of record at the close of business on March 18, 2016 are the only shareholders entitled to notice of and to vote at the Annual Meeting.
By Order of the Board of Directors,
Ronald L. Thigpen
Assistant Corporate Secretary
Augusta, Georgia
March 30, 2016
You are urged to execute and return the enclosed proxy promptly in the enclosed self-addressed envelope. In the event you decide to attend the meeting, you may, if you desire, revoke the proxy and vote the shares in person. Your Board of Directors recommends that you vote in favor of the director nominees listed in the enclosed proxy statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2016 ANNUAL MEETING
The proxy statement for the 2016 Annual Meeting of Shareholders and our 2015 Summary Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2015 are available at http://www.hivedms.com/southeastern.

SOUTHEASTERN BANK FINANCIAL CORPORATION
3530 Wheeler Road
Augusta, Georgia 30909
PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To be held on April 27, 2016
This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of Southeastern Bank Financial Corporation (the “Company”) to be held on April 27, 2016, at 4:00 p.m., Eastern Time and at any adjournment thereof, for the purposes set forth in this Proxy Statement. The accompanying Form of Proxy is solicited by the Board of Directors of the Company. The Meeting will be held at the Cotton Exchange Office of the Company located at 32 Eighth Street, Augusta, Georgia, 30901. This Proxy Statement and the accompanying Form of Proxy were first mailed to shareholders on or about March 30, 2016. The Company’s 2015 Summary Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2015 accompany this Proxy Statement.
VOTING AND REVOCABILITY OF PROXY APPOINTMENTS
The Company has fixed March 18, 2016, as the record date (the “Record Date”) for determining the shareholders entitled to notice of and to vote at the Meeting. The Company’s only outstanding class of stock is its Common Stock. At the close of business on the Record Date, there were outstanding and entitled to vote approximately 6,746,328 shares of Common Stock, with each share being entitled to one vote. There are no cumulative voting rights.
The approval of any proposal that is properly brought before the Meeting requires that a quorum be present at the Meeting. Shares representing a majority of the votes entitled to be cast at the Meeting will constitute a quorum. In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions (including votes to withhold in certain cases) and any broker non-votes (described below), will be counted.
Directors are elected by a plurality of the votes cast by the holders of the Common Stock at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention or otherwise) have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes for the same seat on the Board, which is not possible in an uncontested election.
Any other proposal that is properly brought before the Meeting generally requires approval by the holders of a majority of the shares of Common Stock represented and entitled to vote at the Meeting. Brokers who hold shares in “street name” for beneficial owners do not have discretion to vote on the election of directors or other non-discretionary proposals. Votes that are represented at the Meeting but are not cast on such proposals because directions have not been received from the beneficial owner of the shares are called “broker non-votes.” Neither abstentions nor broker non-votes would affect the outcome of an uncontested election of directors under a plurality voting standard, but they would effectively constitute votes against any other proposals presented at the Meeting, for which approval by a majority of the shares represented and entitled to vote would generally be required.
All proxies will be voted in accordance with the instructions contained in a properly submitted Form of Proxy. If no choice is specified, proxies will be voted “FOR” the election to the Board of Directors of all nominees listed below under “ELECTION OF DIRECTORS,” “FOR” the advisory vote on executive compensation, and in the discretion of the persons appointed as proxies with respect to any other matter that may properly come before the Meeting. Any shareholder may revoke a proxy given pursuant to this solicitation prior to the Meeting by delivering an instrument revoking it, by delivering a duly executed proxy bearing a later date to the Company, or by attending the Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Southeastern Bank Financial Corporation, 3530 Wheeler Road, Augusta, Georgia, 30909, Attention: Ronald L. Thigpen, President & Chief Operating Officer.
The costs of preparing, assembling and mailing the proxy materials and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record will be borne by the Company. Certain officers and employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies in addition to this solicitation by mail. The Company expects to reimburse brokers, banks, custodians, and other nominees for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Stock held in their names.
PROPOSAL I
ELECTION OF DIRECTORS
The Bylaws of the Company provide that the Board of Directors shall consist of not less than 5 nor more than 25 directors, with the exact number to be determined by the Board of Directors, each having a term of office of one year beginning on the date of the Meeting and continuing thereafter until the next annual meeting of shareholders and until his or her successor has been elected and qualified. The Board of Directors has established ten as the number of persons to constitute the Board of Directors for the coming year, and has nominated the following persons to serve for one year and until their successors are elected and qualified. See “Directors and Executive Officers” below for additional information regarding their experience and qualifications.
Name	Age	Position(s) with the Company	Position(s) with GB&T (1)
William J. Badger	65	Director	Director
R. Daniel Blanton	65	Chief Executive Officer and Director	Chief Executive Officer and Director
Patrick D. Cunning	68	Director	Director
Warren A. Daniel	67	Director	Director
Edward G. Meybohm	72	Corporate Secretary	Vice Chairman of the Board
Robert W. Pollard, Jr.	65	Chairman of the Board	Director
Larry S. Prather, Sr.	76	Director	Director
Randolph R. Smith, M.D.	71	Vice Chairman	Chairman of the Board
Ronald L. Thigpen	64	President, Chief Operating Officer and Director	President, Chief Operating Officer and Director
John W. Trulock, Jr.	70	Director	Director

(1)
Georgia Bank & Trust Company of Augusta (“GB&T” or the “Bank”) is a wholly-owned commercial banking subsidiary of the Company.

Each of the nominees is currently a director of the Company and has been nominated by the Board of Directors to serve for an additional term. When properly executed and returned, the enclosed Form of Proxy will be voted as specified thereon. If any nominee is unable or fails to accept nomination or election (which is not anticipated), the persons named in the proxy as proxies, unless specifically instructed otherwise in the proxy, will vote for the election of such other person as the Company’s existing Board of Directors may nominate in accordance with the policies described in “Director Nominations and Shareholder Communications” below. In the absence of such a recommendation or vote, the Board of Directors will operate with a vacancy until a nominee is proposed and elected or the size of the Board is changed in accordance with the Company’s Bylaws.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TEN NOMINEES NAMED ABOVE.

PROPOSAL II
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the executive officers listed in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement (the “Named Executive Officers”) in accordance with the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”). This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation program by voting on the resolution described below.
As described in detail under the heading “Executive Compensation,” we seek to closely align the interests of our Named Executive Officers with the interests of our shareholders. Our general philosophy is to provide a balanced compensation program designed to attract and retain top management talent, align their long-term interests with those of the shareholders, provide annual cash incentives that reward attainment of specific annual corporate performance goals while minimizing associated risks, and provide incentives to retain executives through retirement income and employment contracts.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The Board of Directors and the Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements. The vote may not be construed as overruling a decision by the Company, the Compensation Committee or the Board of Directors, or as changing, creating or implying any change in their fiduciary duties.
The affirmative vote of a majority of the shares represented and entitled to vote either in person or by proxy is required to approve this Proposal II. We anticipate that all of the shares of common stock represented and entitled to vote with respect to which directors of the Company exercise voting power will be voted in favor of the proposal. Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the compensation tables and narrative disclosure set forth under the heading “Executive Compensation” in this Proxy Statement pursuant to Item 402 of Regulation S-K promulgated by the SEC, is hereby APPROVED.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

DIRECTORS AND EXECUTIVE OFFICERS
No director or executive officer of the Company is related to any other director or executive officer, except that Robert W. Pollard, Jr., Chairman of the Board, is the brother-in-law of R. Daniel Blanton, Chief Executive Officer. No director or executive officer currently serves as an officer or director of any financial institution other than the Company and GB&T.
Director Qualifications—General
In nominating the following directors, the Board of Directors considers that all the nominees have certain skills and character traits that are appropriate for the Company. These include, but are not limited to, the proper temperament for Board of Directors duties and responsibilities, collegiality, good judgment, leadership skills, integrity, current and past business experience, experience and knowledge of the Company and the banking industry generally and a commitment to the long-term best interests of the shareholders. Additionally, as specifically addressed individually below, each of our directors has a history of service as a director of the Company and GB&T, which provides valuable continuity and experience with our business. They collectively possess significant experience in a variety of fields and have strong records of civic leadership and involvement that have increased the Company’s profile in the communities it serves. Further characteristics applicable specifically to individual nominees are set forth following their name in “—Directors and Specific Qualifications” below. See also “Director Nominations and Shareholder Communications” for a summary of the skills and character traits that the Board of Directors considers in the director nomination process.
The following additional information has been supplied by the directors, director nominees and executive officers listed below.
Directors and Specific Qualifications
William J. Badger (65) has been a director of the Company and GB&T since the organization of each (February 1992 and November 1988, respectively) serves as Chairman of the GB&T Directors Loan Committee and is a member of the Executive, Audit, and Compensation Committees. He has been the President of Howard Lumber Company, a dealer in building materials and supplies, since 1978. He has also served as President of Augusta Sash and Door Sales of Georgia, Inc., a manufacturer of windows, doors, and millwork, since 2000. Mr. Badger received his Bachelor of Business Administration degree from the University of Georgia in 1972. He is Past Chairman of the Board of The Construction Suppliers Association of Georgia and Alabama. Mr. Badger is a trustee of the Academy of Richmond County and is active in other civic and business organizations. His length and continuity of service as a director of the Company and GB&T, coupled with his experience in leading and managing a community-based business through a variety of economic cycles and challenges, particularly qualify Mr. Badger for service on our Board of Directors.
R. Daniel Blanton (65) has been Chief Executive Officer of the Company and GB&T since April 2014 and previously served as President and Chief Executive Officer since October 1997. He has been a director of the Company since it was formed in 1992 and has been a director of GB&T since June 1990. Mr. Blanton serves on the Executive Committee of both the Company and GB&T. He also served on the Board of Directors of SB&T from its inception in 2006 until its merger with GB&T in December 2011. Prior to his current position, he held the title of Executive Vice President and Senior Lending Officer of GB&T and was named Chief Operating Officer of both the Company and GB&T in November 1995. Mr. Blanton was Vice President of The Bank of Columbia County in Martinez, Georgia from 1987 to 1988. From 1986 to 1987, he was self-employed as a real estate developer. From 1976 to 1986, Mr. Blanton served as Senior Vice President and Senior Lending Officer of Georgia State Bank in Martinez, Georgia. A graduate of Georgia Military College, Mr. Blanton received his Bachelor of Science Degree from Clemson University in 1973. He attended the Georgia Banking School in 1982. He graduated from the Graduate School of Banking of the South at Louisiana State University in 1985. Mr. Blanton served as Chairman of the Georgia Bankers Association in 2004-2005 and currently serves on its BankPac Board. He became a member of the American Bankers Association-Community Bankers Council in 2004 and served as Chairman of the Council in 2008-2009. During that time, he served on the Council’s Administrative Committee as well as the Government Relations Council. Mr. Blanton has served on the American Bankers

Association Board of Directors since July 2010 and currently serves as Chairman of the Board. In 2009, Mr. Blanton was selected to serve on the newly-formed FDIC Advisory Committee on Community Banking and completed two terms on the Committee in November 2012. Mr. Blanton’s extensive banking experience, particularly with the Company and GB&T, the growth and financial performance of the Company during his tenure, and his industry leadership and national exposure particularly qualify him for service on our Board of Directors.
Patrick D. Cunning (68) has been a director of the Company since April 2008 and a director of GB&T since December 2011. In July 2007, he was elected Chairman of the Board of SB&T and served in that position until its merger with GB&T in December 2011. He serves as a member of the Audit and Compensation Committees and of the GB&T Directors Loan Committee. Mr. Cunning was named President of Woodside—Aiken Realty on January 1, 2012 and serves on the Board of Directors of Sidewood Development Company and subsidiary companies. Mr. Cunning had been Chief Executive Officer of Sidewood Development Company, a residential and commercial real estate development and brokerage company, since August 2005. From 1998 to 2006, Mr. Cunning served as Executive Vice President and Senior Lender for South Carolina Central Region for Regions Bank. Prior to 1998, Mr. Cunning was Executive Vice President for Palmetto Federal Savings Bank in Aiken, South Carolina. Mr. Cunning received his Bachelors of Science degree in Business Administration from University of South Carolina in 1970. His South Carolina background, real estate experience, and past bank and thrift employment particularly qualify him for service on our Board of Directors.
Warren A. Daniel (67) became a director of the Company with its formation in 1992 and has been a director of GB&T since July 1990. He serves as Chairman of the Compensation Committee and as a member of the Executive Committee and of GB&T’s Directors Loan and Asset/Liability (ALCO)/Investment Committees. Mr. Daniel is a retired financial advisor. He is currently proprietor of The Daniel Company, his private investment company. Mr. Daniel was previously Chairman Emeritus of Group & Benefits Consultants, Inc. an employee benefits firm. Mr. Daniel was a loan officer with SunTrust Bank in Augusta prior to beginning in the financial services/employee benefits business in 1978. He is also a retired Lieutenant Colonel in the United States Army Reserve. He is a graduate of Richmond Academy in Augusta and received his Bachelor of Business Administration degree from the University of Georgia in 1970. Mr. Daniel’s professional designations include Chartered Life Underwriter and Chartered Financial Consultant. He currently serves as a Director of Howard Lumber and is past Chairman of the Augusta Metro Chamber of Commerce and is active in other civic, church, and business organizations. His length and continuity of service as a director, knowledge and experience in the areas of executive compensation and benefits, and background in banking and lending, particularly qualify him for service on our Board of Directors.
Edward G. Meybohm (72) currently serves as Corporate Secretary for the Company and Vice Chairman of GB&T’s Board of Directors. Previously he served as Vice Chairman of the Company’s Board of Directors since its formation in 1992 and the Chairman of GB&T’s Board of Directors. He also is Chairman of GB&T’s ALCO/Investment Committee. He also serves on the Executive and Compensation Committees and on the GB&T Directors Loan Committee. Mr. Meybohm was an organizing director of GB&T in 1988. He has been the President of Meybohm Realty, Inc., a real estate brokerage firm, since 1977 and was named Chief Executive Officer on January 1, 2012. Meybohm Realtors, Inc. is the largest residential real estate company in the Augusta, Georgia, market. Prior to 1977, Mr. Meybohm worked at Southern Finance Corporation, where he was first employed in 1970. Mr. Meybohm, a native of Harlem, Georgia, received his Bachelor of Science degree in Education from Georgia Southern University in 1964. He served as a member of the Board of Directors of Georgia State Bank, Martinez, Georgia, from November 1983 through December 1985, when Georgia State Bank was acquired by Georgia Railroad Bank, the predecessor to First Union National Bank (now Wells Fargo Bank). Thereafter, Mr. Meybohm continued to serve on the Columbia County Advisory Board of Georgia Railroad Bank and its successor, First Union National Bank of Georgia, until his resignation in June 1988. Mr. Meybohm is a past President of the Georgia Association of Realtors, a past Chairman of the Augusta Metro Chamber of Commerce, a past member of the Georgia State Board of Education, and active in other civic and business organizations. His length and continuity of service as a director, real estate experience, and long-term knowledge of the communities served by the Bank, and prior bank board experience particularly qualify him for service on our Board of Directors.

Robert W. Pollard, Jr. (65) has been a director of the Company and GB&T since August 1994. In April 1995, he was elected Chairman of the Board of the Company and Vice Chairman of GB&T. He also serves as Chairman of the Executive Committee and on GB&T’s Directors Loan and ALCO/Investment Committees. He has been President of Pollard Lumber Company, Inc., a lumber manufacturer located in Appling, Georgia, since 1995. He is a native of Appling, Georgia, and attended Harlem High School. He also attended the University of Georgia, receiving his Bachelor of Science degree in Forest Resources. Mr. Pollard has served as a board member of the Georgia Forestry Commission, the Southeastern Lumber Manufacturers Association, and the Georgia Forestry Association. He is a member and Deacon of Kiokee Baptist Church in Appling. His business leadership and experience, significant ownership position in the Company, and length and continuity of service as a director particularly qualify him for service on our Board of Directors.
Larry S. Prather, Sr. (76) has been a director of the Company since November 2006 and a director of GB&T since January 1993. In 1984, he was an organizer and became a member of the Board of Directors of FCS Financial Corporation and First Columbia Bank in Martinez, Georgia, where he served until the Company’s acquisition of FCS Financial Corporation in December 1992. He serves on the Audit Committee and GB&T’s Directors Loan Committee. He has been self-employed as the President and owner of Prather Construction Company, Inc., a utility and grading contractor, for over 30 years. A native of Columbia County, Mr. Prather has served as a member of the Columbia County Board of Education and as Chairman of the Columbia County Board of Commissioners. He is also a past Chairman of the Development Authority of Columbia County. For the past year, Mr. Prather has served on the West Lake Country Club Board. Mr. Prather is a graduate of Harlem High School and the University of Georgia where he received a B.S. degree in Business Administration. His business leadership and experience, prior bank board experience, and civic involvement particularly qualify him for service on our Board of Directors.
Randolph R. Smith, M.D. (71) has been a director of the Company since its formation in 1992 and GB&T since it was formed in 1988. He currently serves as Vice Chairman of the Company’s Board of Directors and Chairman of GB&T’s Board of Directors. He serves as Chairman of the Audit Committee and on the Executive and Compensation Committees. Dr. Smith is a specialist in plastic and reconstructive surgery and a member of the medical staff of University Hospital in Augusta, where he has served as Chief of Staff. He is emeritus Chairman of University Health, Inc., the governing body of University Hospital. He has practiced medicine in the Augusta area since 1978. Prior to that time, Dr. Smith served his residency at the Medical College of Georgia in Augusta and Duke University. He graduated from Richmond Academy in Augusta, received his Bachelor of Science Degree from Clemson University in 1966 and his M.D. degree from the Medical College of Georgia in 1970. Dr. Smith was awarded an honorary doctorate from Clemson in 1997 as well as the Distinguished Service Award by the Clemson Alumni Association in 2007. Dr. Smith is an Augusta, Georgia native and is active in civic and professional associations. He has received The Book of Golden Deeds Award from The Exchange Club of Augusta, The Paul Harris Fellowship award by the Rotary Club of Augusta, the Civic Endeavor Award by the Richmond County Medical Society and the Jack A. Raines Humanitarian Award presented by the Medical Association of Georgia for 1999. In 2001, Dr. Smith received the Pride in the Profession Award by the American Medical Association. Additionally, he was recognized by the city council of Nowy Sacz, Poland for years of service to Polish patients and education of Polish surgeons. Dr. Smith was cited for his long-time care of the burned Palestinian children by the Minister of Health of the Palestinian National Authority in 2012. He is past President of the Exchange Club of Augusta and previously served as Senior Warden at St. Paul’s Episcopal Church. Dr. Smith’s professional credentials, involvement with University Hospital, and civic and academic leadership particularly qualify him for service on our Board of Directors.
Ronald L. Thigpen (64) has served as President and Chief Operating Officer of the Company and GB&T since April 2014 and previously served as Executive Vice President and Chief Operating Officer since October 1997, having joined the Company and GB&T as Chief Financial Officer upon the acquisition of FCS Financial Corporation in December 1992. He was elected to the Board of Directors of both the Company and GB&T in April 1995. He serves on the Executive Committee. He was previously employed as the President and Chief Executive Officer of FCS Financial Corporation and First Columbia Bank from January 1991 to December 1992. From 1971 through 1990, Mr. Thigpen served Wells Fargo and its predecessors in a variety of positions in Augusta, Macon, and Columbus, Georgia. He received his

Bachelor of Business Administration degree from Augusta State University in 1973 and is a 1980 graduate of the Graduate School of Retail Bank Management at the University of Virginia. He also graduated from the Graduate School of Banking of the South at Louisiana State University in 1985. He is past Chairman of the Board of Directors of the Financial Managers Society, headquartered in Chicago, Illinois. He is a former director of the Georgia Bankers Association, having served from 1992 to 1995. He is a former board member and past Chairman of the Development Authority of Columbia County. He is a former member and Chairman of the Columbia County Planning Commission. In 2006 and again in 2010, Mr. Thigpen was elected to four-year terms on the Columbia County, Georgia Board of Commissioners. His second term expired on December 31, 2014 and he did not seek reelection. He currently serves as Vice Chairman of the Board of Directors of the CSRA Alliance for Fort Gordon and is a former Chairman. Mr. Thigpen is a former Chairman of the Augusta Metro Chamber of Commerce. He is a member of the Hephzibah Agricultural Club and Wesley United Methodist Church. His extensive banking experience, particularly with the Company and GB&T, the growth and financial performance of the Company during his tenure, and his industry and civic leadership particularly qualify him for service on our Board of Directors.
John W. Trulock, Jr.(70) has been a director of the Company and GB&T since April 1995. He serves as Chairman of GB&T’s Trust Committee and is a member of GB&T’s ALCO/Investment Committee. Mr. Trulock is an agent for Mass Mutual Financial Group and is a Partner of ECP Benefits, LLC. He has been active in the insurance business since 1981. He was born in Thomasville, Georgia and was raised in Augusta. He attended Augusta State University and is a graduate of the University of Georgia. Mr. Trulock is a past President of the Exchange Club of Augusta, the Augusta State University Alumni Association, Garden City Lions Club, and the Boys and Girls Club of Augusta as well as past Chairman of the Augusta State University Foundation. He is a member of Covenant Presbyterian Church where he has served as Deacon, Elder, and Trustee. Mr. Trulock’s insurance expertise, length and continuity of service as a director, and community leadership particularly qualify him for service on our Board of Directors.
Executive Officers
In addition to our Chief Executive Officer, R. Daniel Blanton, and our President and Chief Operating Officer, Ronald L. Thigpen, each of whose biographical information is provided above, we have designated the following person as an executive officer of the Company, as such term is defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Darrell R. Rains (59), Executive Vice President and Chief Financial Officer of the Company and GB&T, joined the Company in October 2005. Mr. Rains served as Executive Vice President–Regional Financial Officer for Regions Bank from 1998 to 2005. In that capacity, he was responsible for financial oversight and operational issues of 11 unit banks aggregating approximately $3.3 billion in assets in a geographic region covering North Carolina, South Carolina, Virginia and the Central Savannah River Area portion of Georgia. From 1989 to 1998, Mr. Rains served as Executive Vice President and Chief Financial Officer for Palfed, Inc. and subsidiaries, including Palmetto Federal Savings Bank of South Carolina, FSB. In that capacity, he was responsible for accounting, data processing, operations, treasury, and investor relations for the $700 million organization. He received his Bachelor of Science in Business Administration from the University of South Carolina–Aiken in 1979. He is a South Carolina licensed CPA, a member of the American Institute of CPAs, the South Carolina Association of CPAs, and serves on the Board of Directors of the Financial Managers Society. He currently assists the Aiken Chapter of the American Heart Association in its fundraising efforts.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT
The Company’s Board of Directors utilizes a leadership structure with separate positions for Chairman and Chief Executive Officer. The Board has chosen to separate the positions of Chairman and Chief Executive Officer in order to clearly distinguish between the duties and responsibilities of the Board of Directors and those of the Chief Executive Officer. The role of Chairman is to provide the leadership of the Board of Directors that results in an effective functioning of the Board of Directors as it determines the strategic plans and policies for the Company. The Company views the position of Chief Executive Officer as distinct and separate from the Board of Directors as it is the organizational position that is primarily responsible for carrying out the strategic plans and policies as established by the Board of Directors. The Chief Executive Officer reports to the Board of Directors. The Company does not have a designated lead independent director.
The Company’s Board of Directors maintains a key role in the oversight of risk. The Board of Directors administers its risk oversight function by having directors chair specific committees that oversee the aspects of the Company’s operations that present significant risk management issues. These committees are the Audit Committee, chaired by Dr. Randolph R. Smith, the GB&T Directors Loan Committee, chaired by William J. Badger, the GB&T ALCO/Investment Committee chaired by E. G. Meybohm and the Compensation Committee chaired by Warren A. Daniel. Additional risk management is provided by the Company’s Internal Auditor, Chief Risk Officer and the firm Porter Keadle Moore, LLC (who is engaged annually to provide overall risk assessment and internal control reviews), all of which report directly to the Audit Committee.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The Company’s Board of Directors has an Executive Committee, Audit Committee, and Compensation Committee. The Audit and Compensation Committees function as joint committees of the Boards of Directors of the Company and GB&T. Individual members of the Company’s Board of Directors also chair GB&T’s Directors Loan Committee and its ALCO/Investment Committee. The Board of Directors of the Company held seven meetings and the Board of Directors of GB&T held 12 meetings during 2015. Each of the directors of the Company attended at least 75% of such meetings and the meetings of each committee on which they served. The Company does not have a policy regarding director attendance at shareholders’ meetings. All of the Company’s directors then serving on the Board of Directors attended the 2015 Annual Meeting of Shareholders.
Executive Committee
The Executive Committee may exercise the authority of the full Board of Directors, except that it may not approve or propose to shareholders matters requiring shareholder approval; fill board or committee vacancies; amend the Company’s Articles of Incorporation (subject to limited exceptions); adopt, amend or repeal Bylaws; or approve a plan or merger not requiring shareholder approval. The Executive Committee met four times in 2015. The Executive Committee’s members include: Robert W. Pollard, Jr., Chairman, R. Daniel Blanton, William J. Badger, Warren A. Daniel, Edward G. Meybohm, Randolph R. Smith, M.D. and Ronald L. Thigpen.
Audit Committee
The Audit Committee meets, at a minimum, quarterly prior to the regular GB&T Board of Directors meeting. The Audit Committee met nine times in 2015. Additional meetings are scheduled as needed to carry out its activities. The Audit Committee has the responsibility of reviewing the Company’s consolidated financial statements, evaluating accounting functions and internal controls, assuring compliance with and reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are properly performed. The Committee selects and oversees the Company’s independent auditors for the next fiscal year, pre-approves all audit and allowable non-audit fees, reviews and approves the internal auditors’ audit and internal controls program, and reviews with the independent auditors the results of the annual audit and management’s response thereto. Each member of the Audit Committee is independent pursuant to Rule 10A-3(b)(1) under the Exchange Act and rules promulgated by the Nasdaq Stock Market. The Audit Committee does not include an “audit committee financial expert,” as that term is defined in the Exchange Act regulations. The Board of Directors has considered the qualifications of the members and has determined that they possess the skills necessary to review and analyze the Company’s financial statements and processes and to fulfill their other duties in accordance with the terms of the Audit Committee Charter. As a result, the Board of Directors has determined that the absence of an audit committee financial expert will not adversely affect the Audit Committee’s performance of its duties and responsibilities. Audit Committee members are Company directors Randolph R. Smith, M.D., Chairman, William J. Badger, Patrick D. Cunning, Larry S. Prather, and GB&T directors R. Joseph Pollock and William D. Wansley. The Audit Committee met nine times during 2015. See “Audit Committee Report” for additional information.
Compensation Committee
The Compensation Committee establishes compensation programs and levels for the Chief Executive Officer (CEO) and the President & Chief Operating Officer (COO). The Compensation Committee also reviews and approves recommendations by the CEO and COO for compensation and incentive awards of the Chief Financial Officer (CFO) and all other officers and managers of the Company. The Compensation Committee does not make individual compensation decisions for other employees. All of the members of the Compensation Committee are independent as determined by Nasdaq Stock Market standards. The Compensation Committee is comprised of Warren A. Daniel, Chairman, William J. Badger, Patrick D. Cunning, Edward G. Meybohm and Randolph R. Smith, M.D. The Compensation Committee held three meetings during 2015.
Directors Loan Committee
The GB&T Directors Loan Committee oversees the lending function of GB&T and approves all loans in excess of  $2 million in loans to one borrower. Additionally, in its risk management oversight role, it reviews periodic reports on asset quality, including Delinquency Reports, Overdraft Reports, Classified/Watch Rated Loans Reports, Allowance for Loan and Lease Losses Analyses, Loan Concentration Reports, Impaired Loans Reports, Other Real Estate reports and Loans Charged off Reports. In 2009, in consideration of the economic environment present at that time, the Directors Loan Committee established the Special Assets Committee as a subcommittee. The overall economic climate has warranted the continuation of the Special Assets Committee and its oversight role related to asset quality. The members of the Special Assets Committee meet with management and review its activities relating to the management of problem loans and other real estate. Due to the overall improvement in asset quality, the Special Assets Committee discontinued regular meetings in 2015 and will only meet should special circumstances require it. The Directors Loan Committee includes Company and GB&T directors and is comprised of William J. Badger, Chairman, Braye C. Boardman, Raymond D. Brown, Warren A. Daniel, E. G. Meybohm, Robert W. Pollard, Jr., R. Joseph Pollock, and Larry S. Prather. The Special Assets Committee is comprised of William J. Badger, Chairman and Warren A. Daniel. The Directors Loan Committee held 20 meetings in 2015 and the Special Assets Committee met twice.
ALCO/Investment Committee
The GB&T ALCO/Investment Committee oversees the asset and liability management function, the investment portfolio of GB&T, and interest rate risk management. In its risk management oversight role, it reviews periodic reports on holdings in the investment portfolio, investment transactions, investment strategy, interest rate forecasts, interest rate risk analysis, wholesale borrowings, balance sheet management, liquidity, non-core funding dependency, capital and policy compliance. The ALCO/Investment Committee includes Company and GB&T directors and is comprised of E. G. Meybohm, Chairman, Braye C. Boardman, Warren A. Daniel, Grey B. Murray, Robert W. Pollard, Jr., and John W. Trulock, Jr. The GB&T Board ALCO/Investment Committee met four times in 2015.

DIRECTOR COMPENSATION
Directors of the Company and GB&T who are not employees of the Company or GB&T receive a fee for their service on the Boards of Directors of the Company and GB&T equal to $350 for each such Board of Directors meeting attended. In addition, non-employee directors are paid a $350 fee for each Company or GB&T Board of Directors committee meeting attended. Directors of the Company are also paid a monthly retainer of  $800. The Chairman, who presides over each respective meeting, is paid a $450 fee (as opposed to $350) for each meeting. Directors who are Company or GB&T employees receive no compensation for their service on the Company or GB&T Boards or their committees. Directors of the Company were previously awarded a Restricted Stock Award of 3,000 shares on March 19, 2014 with shares vesting equally over a three year period on February 1, 2015, 2016 and 2017, and no additional equity grants were made during 2015.
The following table sets forth the compensation paid by the Company and its subsidiaries to the Company’s directors who are not named in the Summary Compensation Table found elsewhere in this proxy statement.
2015 DIRECTORS COMPENSATION TABLE
Name	Fees Earned or Paid in Cash ($) Note 1	Stock Awards ($) Note 2	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William J. Badger	$37,650	$0	$0	$0	$0	$0	$37,650
R. Daniel Blanton	$0	$0	$0	$0	$0	$0	$0
Patrick D. Cunning	$34,250	$0	$0	$0	$0	$0	$34,250
Warren A. Daniel	$33,800	$0	$0	$0	$0	$0	$33,800
Edward G. Meybohm	$33,450	$0	$0	$0	$0	$0	$33,450
Robert W. Pollard, Jr.	$30,050	$0	$0	$0	$0	$0	$30,050
Larry S. Prather, Sr.	$32,150	$0	$0	$0	$0	$0	$32,150
Randolph R. Smith	$31,500	$0	$0	$0	$0	$0	$31,500
Ronald L. Thigpen	$0	$0	$0	$0	$0	$0	$0
John W. Trulock, Jr.	$26,300	$0	$0	$0	$0	$0	$26,300

Note 1.
Includes purchases of Company stock at fair market value under the Directors Stock Purchase Plan as follows: Mr. Daniel: $2,400; Dr. Smith: $2,000; and Mr. Prather: $2,000.

EXECUTIVE COMPENSATION
Overview
The Company’s Compensation Committee (the “Committee”) is responsible for making decisions to ensure that competitive and fair compensation is provided to the Company’s officers in order to recruit and retain quality personnel. The composition and independence of the Committee is discussed above under “Meetings and Committees of the Board of Directors—Compensation Committee.” The information below reflects the Company’s executive compensation philosophy with respect to the Named Executive Officers (as defined and listed in the Summary Compensation Table below), as implemented by the Committee. In the Committee’s view, no compensation policy or practice for any employee of the Company or GB&T contributes to the creation of risks that are reasonably likely to have a material adverse effect on the Company.
Responsibility and Process
Policy and decision-making authority relating to compensation of the Company’s executives rests with the Committee, which may not delegate its authority. No officers of the Company sit on the Committee, nor do any officers have a role in determining executive compensation except that the CEO and COO make recommendations for compensation of the CFO individually and for all other officers and managers. The Committee reports its decisions to the full Board, but its decisions are not subject to full Board approval. The Committee does not have a charter and generally meets three or more times per year or as needed to perform its duties. In 2015, the Committee met three times. The Committee formally reviews the compensation paid to executive officers prior to their initial hire and thereafter in January or February of each year. The Committee also negotiates the terms of the executive contracts referred to in “Employment Agreements” below.
Since 2003, the Committee has engaged Executive Benefits Specialists, LLC of Birmingham, Alabama (“EBS”), as a consultant to provide annual comparisons of total compensation of the CEO and COO to that of CEOs and executive officers of a peer group of holding companies similar to the Company. The peer group may change from year to year and is generally jointly determined by the Committee and EBS. The 2015 peer group consisted of seven individually selected financial companies in the Southeast with total assets between $1.1 and $3.2 billion and which reflect similar characteristics with regard to size, number of branches, number of employees, lines of business and overall operations. The comparisons relate to base salary, bonuses, equity and non-equity incentive plan compensation, retirement benefits and terms and conditions of employment contracts. The Committee has historically used this data to compare annual compensation of the CEO and COO to the annual compensation of CEOs and executive officers in the peer group. It should be noted that the extraordinary economic conditions over the past seven years have made peer group comparisons less meaningful due to the significant reduction in overall financial performance and in some cases failure of peer group members. Consolidation within the industry also contributes to ongoing changes in the peer group. For their services EBS was paid a fee of  $40,000 in 2015 and $39,000 in 2014.
Objectives
The Committee oversees an integrated compensation program having several elements as discussed below. With respect to each element of executive compensation, the Committee has the objectives of providing the Company, its staff and the communities it serves with consistent long-term leadership of the highest quality possible while maximizing shareholder value. Its general philosophy is to provide a balanced compensation program designed to attract and retain top management talent, align their long-term interests with those of the shareholders, provide annual cash incentives that reward attainment of specific annual corporate performance goals while minimizing associated risks, and provide incentives to retain executives through retirement income and employment contracts.
What the Compensation Program is Designed to Reward
The executive compensation programs for the CEO and COO are designed to reward: (1) long term appreciation of share price, (2) current financial performance related to attaining and exceeding budget along with the resulting return on average equity, (3) setting and executing the strategic direction of the Company in the midst of an extraordinary low interest rate environment, (4) satisfactory achievement of regulatory compliance for financial reporting and regulatory examinations, and (5) building and maintaining a positive reputation of GB&T as a community oriented bank. The primary objectives for the CFO in 2015 included, among other things, accurate and timely financial and regulatory reporting, effective leadership of the strategic planning process, assuming responsibility for Board ALCO/Investment Committee meeting preparations, assuming responsibility for the Company’s annual insurance and bonding process and transitioning Audit and Compliance to new oversight responsibility of the Chief Risk Officer.
Elements of Compensation
The elements of compensation currently considered by the Committee are: (1) base salary, (2) cash bonuses, (3) long-term incentive plan (equity option) awards, (4) performance-based non-equity incentive plan awards, (5) non-qualified defined benefit plan compensation (retirement benefits), (6) employment and change in control contracts and (7) matching contributions under the Company’s non-discriminatory 401(k) plan. The Committee utilizes each of these elements because it believes each element contributes to a balanced and fair compensation program that result in the attraction and retention of key executives along with producing the desired performance of the Company. The amount, relative proportion of, and basis for each element of compensation is presented in the Summary Compensation Table below.

Base Salary. Given the financial performance of the Company during 2015, the Committee increased 2015 base salaries by 5% for Mr. Blanton and 12.1% for Mr. Thigpen, to $430,000 and $425,000, respectively. The increase in Mr. Thigpen’s base salary by the Committee was to recognize his assumption of the duties and responsibilities of President, which occurred in April 2014. In 2015, Mr. Rains’ base salary was increased by 6.3% to $240,000. For 2016, based on the overall financial performance of the Company, the Committee increased the 2016 base salaries by 3.3% for Mr. Blanton and Mr. Thigpen to $444,000 and $439,000, respectively. The Committee increased the base salary for Mr. Rains by 4.2%, to $250,000.
Bonuses. For 2015, no discretionary cash bonuses were paid to Messrs. Blanton, Thigpen and Rains.
Performance-Based Non-Equity Incentive Plan Compensation. The Committee previously established a tiered structure so for performance-based non-equity compensation that provides that (1) upon achievement of 90% of the Company’s budgeted net income, 50% of the Company’s return on average equity would be multiplied by base salary and paid as a cash incentive; (2) at 100% budgeted net income, the multiplier would become 100% of the average return on equity; (3) at 105% of budgeted net income, the multiplier would become 150% of the average return on equity; (4) at 110%, the multiplier would become 175%; and (5) at 115% or higher of budgeted net income, the multiplier would become 200% of the average return on equity. Compensation is prorated when the attained percentage of budgeted net income falls between these levels. For 2015, after reviewing peer data related to incentive compensation and discussing with the Company’s consultant, EBS, the Committee revised the tiered structure to gradually increase, on a prorated basis as described above, the maximum payout to 300% of return on average equity (up from 200%) if the actual net income exceeds budgeted net income by 15% or more. Based on the extraordinary financial performance of the Company in 2015 (net income increased to 16.6% to $19.4 million, or 12.8% above budget), the cash incentive awards for 2015 equaled 32.64% (275% of the 11.87% return on average equity) of base salary. This amounted to incentive compensation of  $140,363, $138,731 and $78,342 for Messrs. Blanton, Thigpen and Rains, respectively.
Supplemental Executive Retirement Benefit Agreements. The Committee believes that a retirement benefit is necessary in order to attract and retain key executives and senior management and to provide an incentive for long-term employment with the Company. Accordingly, the Committee has established a target annual retirement benefit designed to approach 40-50% of total annual cash compensation, consisting of salary and bonus at the time of retirement at age 65, to executives and senior management who have made and are expected to make significant long term contributions to the growth and financial performance of the Company and its subsidiaries.
Effective January 1, 2009, GB&T amended, restated and superseded its previous Non-Qualified Defined Benefit Plan and related participant agreements with Supplemental Executive Retirement Benefit Agreements providing for similar retirement benefits for each of Messrs. Blanton, Thigpen and Rains. Under the terms of the agreements, upon retirement at age 65, Messrs. Blanton, Thigpen and Rains will receive monthly payments of  $18,333, $18,333 and $12,000, respectively, for a period of 240 consecutive months. These payments represent annual benefits of  $220,000 for Messrs. Blanton and Thigpen and $144,000 for Mr. Rains. For each additional year worked beyond age 65, the benefits paid to Messrs. Blanton and Thigpen will increase by five percent. Consequently, the benefit for Mr. Blanton increases to $231,000 on July 1, 2016, when he turns 66. In the event of a change of control, the full benefits due under the Supplemental Executive Retirement Benefit Agreements vest for each of Messrs. Blanton, Thigpen and Rains. In the event that any payments remain payable to the executive officer at the time of his death, the remaining payments will be paid to his surviving spouse, beneficiary or estate.
Payments will be reduced in the event the employee retires before the age of 65 based upon the length of service after date of the agreement. If Mr. Thigpen (age 64) retires before his 65th birthday on January 27, 2017, the benefits to which he will be entitled will be reduced to $216,000. Mr. Rains (age 59) is eligible for early retirement and would be entitled to the following annual benefits upon his retirement in the next three years; 2016: $68,091, 2017: $83,273 and 2018: $98,455.
In the event of involuntary termination of employment without cause, other than in the event of a change of control, Messrs. Blanton and Thigpen are entitled to unreduced payments commencing at the later of age 65 or the first day of the month following the month in which termination occurs. If his employment is involuntarily terminated within two years following a change of control of the Company, each of Messrs. Blanton, Thigpen and Rains will be entitled to his full retirement benefit, with payments commencing on the first day of the month following the month in which termination occurs.
Death or disability benefits are payable if the executive dies or becomes disabled prior to age 65, with benefits varying based upon the date of death or disability, but are in all events less than the dollar amounts that would be paid at retirement at age 65.
Additionally, each agreement prohibits the executive from entering into competition with GB&T during the term of the agreement. In certain circumstances, if the executive breaches the non-compete portion of their agreement, either before or after receipt of benefits under the agreement, GB&T will have the option to terminate the executive’s right to receive benefits.
The Committee believes that in light of the current economic and regulatory environment, in addition to the competitive employment market for executives with the requisite skills, the foregoing compensation structure is appropriate and encourages and rewards the individual performance measures necessary to achieve the desired financial performance of the Company while mitigating any potential compensation-driven risks.
Employment Agreements. In order to attract, retain and enhance the continuity of management, the Committee determined that it was appropriate to provide certain protections to the executive officers in the event of a change of control and other events. Accordingly, GB&T has entered into employment agreements that provide as follows:
Employment Agreement with Mr. Blanton. Mr. Blanton is a party to a Key Officer Compensation Agreement with GB&T (the “Blanton Agreement”), dated January 1, 2015, that updated, amended and restated prior agreements dated January 1, 2000, October 15, 2003, and December 31, 2008. The Blanton Agreement was primarily updated to conform to required legal and regulatory changes that had occurred since the dates of the previous agreements. The Blanton Agreement is for a term of three years and is automatically renewable annually for a new term of three years unless either the Compensation Committee or Mr. Blanton provides notification in December of each year of nonrenewal. Mr. Blanton’s base salary is set by the Compensation Committee annually. For 2015, Mr. Blanton was paid a base salary of  $430,000, and his base salary for 2016 is set at $444,000.
Pursuant to the Blanton Agreement, Mr. Blanton is also entitled to an annual incentive award in an amount to be determined by the Compensation Committee and will be eligible to participate in the Company’s long-term incentive plans. In the event of a change in control (as defined in the Blanton Agreement), Mr. Blanton will be entitled to a cash payment equal to twice the annual average of his base salary plus cash bonuses paid during the previous three years. All or a portion of such payment may not be deductible to the Company as a result of Section 280G of the Internal Revenue Code. In the event it is determined that the payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Blanton is entitled to receive an additional “gross-up payment.”
In the event that Mr. Blanton’s employment is terminated as a result of his death or permanent disability, GB&T will pay his estate, or him, as the case may be, an amount equal to 50% of his then current base salary. If Mr. Blanton’s employment is terminated by GB&T without “cause” (as defined in the Blanton Agreement), he will be entitled to continue to receive his base salary for 24 months. If, following a change in control, Mr. Blanton is (i) required to relocate his primary office or worksite a distance greater than 50 miles from 3530 Wheeler Road, Augusta, Georgia, (ii) required to accept a material reduction in the rate of his base salary or annual incentive compensation (as defined in the Blanton Agreement), or (iii) has a material change effected by the Company in his authority, duties and responsibilities under the Blanton Agreement, he will be entitled to terminate his employment for “good reason” and will receive continuation payments of his current base salary and target bonus, prorated monthly, for a period of 24 months. The Blanton Agreement provides that upon termination of employment, for a term of 24 months, Mr. Blanton will not compete with GB&T and will not solicit, divert or hire away to any competing business any person employed by GB&T. The Blanton Agreement also contains covenants by Mr. Blanton regarding confidentiality of GB&T information.

Employment Agreement with Mr. Thigpen. Mr. Thigpen is a party to a Key Officer Compensation Agreement with GB&T (the “Thigpen Agreement”), dated January 1, 2015, that updated, amended and restated prior agreements dated January 1, 2000, October 15, 2003, and December 31, 2008. The Thigpen Agreement was primarily updated to conform to required legal and regulatory changes that had occurred since the dates of the previous agreements. The Thigpen Agreement is for a term of three years and is automatically renewable annually for a new term of three years unless either the Compensation Committee or Mr. Thigpen provides notification of nonrenewal in December of each year. The base salary is set by the Compensation Committee annually. For 2015, Mr. Thigpen was paid a base salary of  $425,000, and his base salary for 2016 is set at $439,000.
Pursuant to the Thigpen Agreement, Mr. Thigpen is also entitled to an annual incentive award in an amount to be determined by the Compensation Committee and will be eligible to participate in the Company’s long-term incentive plans. In the event of a change in control (as defined in the Thigpen Agreement), Mr. Thigpen will be entitled to a cash payment equal to twice the annual average of his base salary plus cash bonuses paid during the previous three years. All or a portion of such payment may not be deductible to the Company as a result of Section 280G of the Internal Revenue Code. In the event it is determined that the payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Thigpen is entitled to receive an additional “gross-up payment.”
In the event that Mr. Thigpen’s employment is terminated as a result of his death or permanent disability, GB&T will pay his estate, or him, as the case may be, an amount equal to 50% of his then current base salary. If Mr. Thigpen’s employment is terminated by GB&T without “cause” (as defined in the Thigpen Agreement), he will be entitled to continue to receive his base salary for 24 months. If, following a change in control, Mr. Thigpen is (i) required to relocate his primary office or worksite a distance greater than 50 miles from 3530 Wheeler Road, Augusta, Georgia, (ii) required to accept a material reduction in the rate of his base salary or annual incentive compensation (as defined in the Thigpen Agreement), or (iii) has a material change effected by the Company in his authority, duties or responsibilities under the Thigpen Agreement , he will be entitled to terminate his employment for “good reason” and will receive continuation payments of his current base salary and target bonus, prorated monthly, for a period of 24 months. The Thigpen Agreement states that upon termination of employment, for a term of 24 months, Mr. Thigpen will not compete with GB&T and will not solicit, divert or hire away to any competing business any person employed by GB&T. The Thigpen Agreement also contains covenants by Mr. Thigpen regarding confidentiality of GB&T information.
Employment Agreement with Mr. Rains. Mr. Rains is a party to an Employment Agreement with GB&T (the “Rains Agreement”), dated January 1, 2015, that updated, amended and restated previous agreements dated April 30, 2007 and December 31, 2008 which had superseded his earlier Change in Control Agreement. The Rains Agreement was primarily updated to conform to required legal and regulatory changes that had occurred since the date of the previous agreements. The Rains Agreement is for a term of three years and is automatically renewable annually for a new term of three years unless either the Compensation Committee or Mr. Rains provide notification on nonrenewal in December of each year. The base salary is set by the Compensation Committee annually. For 2015, GB&T paid Mr. Rains a base salary of  $240,000, and for 2016 his base salary is set at $250,000.
Pursuant to the Rains Agreement, Mr. Rains is also entitled to an annual incentive award in an amount to be determined by the Compensation Committee and will be eligible to participate in the Company’s long-term incentive plans. In the event of a change in control (as defined in the Rains Agreement), Mr. Rains will be entitled to a cash payment equal to the annual average of his base salary plus cash bonuses paid during the previous three years. All or a portion of such payment may not be deductible to the Company as a result of Section 280G of the Internal Revenue Code. In the event it is determined that the payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Rains is entitled to receive an additional “gross-up payment.”
In the event that Mr. Rains’s employment is terminated as a result of his death or permanent disability, GB&T will pay his estate, or him, as the case may be, an amount equal to 50% of his then current base salary. If Mr. Rains’s employment is terminated by GB&T without “cause” (as defined in the Rains Agreement), he will be entitled to continue to receive his base salary for 24 months. If, following a change in control, Mr. Rains is (i) required to relocate his primary office or worksite a distance greater than 50 miles from 3530 Wheeler Road, Augusta, Georgia, (ii) required to accept a material reduction in the rate of his base salary or annual incentive compensation (as defined in the Rains Agreement), or (iii) has a material change effected by the Company in his authority, duties or responsibilities under the Rains Agreement, he will be entitled to terminate his employment for “good reason” and will receive continuation payments of his current base salary and target bonus, prorated monthly, for a period of 24 months. The Rains Agreement states that upon termination of employment, for a period of 24 months, Mr. Rains will not compete with GB&T and will not solicit, divert or hire away to any competing business any person employed by GB&T. The Rains Agreement also contains covenants by Mr. Rains regarding confidentiality of GB&T information.
Summary Compensation Table
Listed below is the total compensation paid by the Company and its subsidiaries during 2013, 2014 and 2015 to the named person(s) for their respective services in all capacities, specifically setting forth the compensation to the CEO (who is also the Company’s Principal Executive Officer), the President and COO, and the CFO (who is also the Company’s Principal Financial Officer) (collectively, the “Named Executive Officers.”). The Board of Directors has designated these individuals as the Company’s executive officers for purposes of the filing and disclosure requirements promulgated under the Securities Act of 1934, as amended, including but not limited to the filing of reports under Section 16 of such Act.
2015 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) Note 4	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) Note 1	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) Note 2		All Other Compensation ($) Note 3	Total ($)
R. Daniel Blanton – Director and Chief Executive Officer	2015	$430,000	$0	$0	$0	$140,363		$263,861	$13,250	$847,474
	2014	$409,376	$25,000	$194,400	$0	$65,852		$356,951	$13,000	$1,064,579
	2013	$393,631	$0	$0	$0	$83,282		$26,931	$12,750	$516,594
Ronald L. Thigpen – Director, President and Chief Operating Officer	2015	$425,000	$0	$0	$0	$138,791		$122,242	$13,250	$699,283
	2014	$379,125	$25,000	$194,400	$0	$60,986		$344,288	$13,000	$1,016,799
	2013	$364,543	$0	$0	$0	$77,128	-$	4,351	$12,750	$450,070
Darrell R. Rains – Executive Vice President and Chief Financial Officer	2015	$240,000	$0	$0	$0	$78,342		$130,978	$13,250	$462,570
	2014	$225,750	$0	$97,200	$0	$35,225		$179,695	$13,000	$550,870
	2013	$215,000	$5,000	$0	$0	$43,669		$87,718	$12,750	$364,137

Note 1.
Non-Equity Incentive Plan awards are cash payments based upon the attainment of performance targets communicated to the executives at the beginning of that year. See “—Elements of Compensation—Performance-Based Non-Equity Incentive Plan Compensation.”

Note 2.
Represents the change in the actuarial present value of the accumulated benefit under the Company’s Non-Qualified Defined Benefit Plan. See “—Elements of Compensation—Non-Qualified Defined Benefit Plan.”

Note 3.
Represents the annual 401(k) contribution of the Company for each of Mr. Blanton, Mr. Thigpen and Mr. Rains.

Note 4.
Represents restricted stock award dated March 19, 2014 vesting equally over a three-year period on February 1, 2015, 2016 and 2017.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth the equity awards (all of which are incentive stock options granted under the Southeastern Bank Financial Corporation 2000 Long Term Incentive Plan) held by the Named Executive Officers at December 31, 2015. The Compensation Committee approved the grants of incentive stock options described below.
2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Note 1	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) Note 2	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) Note 3	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
R. Daniel Blanton – Director, Chief Executive Officer	—	—	—	—	—	3,000	99,000	—	—
Ronald L. Thigpen – Director, President and Chief Operating Officer	—	—	—	—	—	3,000	99,000	—	—
Darrell R. Rains – Executive Vice President and Chief Financial Officer	—	—	—			1,500	49,500
	1,100	—	—	$29.32	1/29/2018

Note 1.
All options granted are incentive stock options and are exercisable equally over a five-year vesting period beginning on the date of the grant. All options become immediately exercisable in the event of a change in control of the Company. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. As a result, the date of grant for the indicated options is ten years prior to its expiration date.

Note 2.
Exercise price is the fair market value of the Common Stock on the date of grant.

Note 3.
Market value of unvested shares of restricted stock awards based upon share price as of December 31, 2015 of  $33.00.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of March 18, 2016, with respect to the Company’s directors, director nominees, the Named Executive Officers, shareholders known to the Company to own 5% or more of the Company’s Common Stock, and all current directors and executive officers of the Company as a group. Percentage calculations are based on 6,746,328 shares issued and outstanding. An asterisk (*) indicates ownership of less than one percent of the outstanding Common Stock. Unless otherwise indicated below, the address for each director and officer is 3530 Wheeler Road, Augusta, Georgia 30909.
Name and Address	Position(s) with the Company (1)	Number of shares Beneficially Owned	Percentage of Ownership
William J. Badger	Director	101,497 (2)	1.50%
R. Daniel Blanton	Director, Chief Executive Officer	553,407 (3)	8.20%
Patrick D. Cunning	Director	9,659 (4)	*
Warren A. Daniel	Director	56,925 (5)	*
Edward G. Meybohm	Vice Chairman of the Board of the Bank	294,822 (6)	4.37%
Robert W. Pollard, Jr. 5863 Washington Road Appling, Georgia 30802	Chairman of the Board of the Company	569,910 (7)	8.45%
Larry S. Prather	Director	51,037 (8)	*
Darrell R. Rains	Executive Vice President and Chief Financial Officer	15,600 (9)	*
Randolph R. Smith, MD	Chairman of the Board of the Bank	326,358 (10)	4.84%
Ronald L. Thigpen	Director, President and Chief Operating Officer	64,000 (11)	*
John W. Trulock, Jr.	Director	6,860 (12)	*
All current executive officers and directors as a group (11 persons)		2,050,075 (13)	30.39%
Other Beneficial Owners of Greater than 5% of the Company’s Common Stock
SBF Partnership, LLLP 5863 Washington Road Appling, GA 30802		1,017,742 (14)	15.09%
Levi A. Pollard 3310 Scotts Ferry Road Appling, Georgia 30802		508,501 (15)	7.54%

*
Represents less than one percent of the outstanding shares.

1.
See “Election of Directors” for information regarding positions with GB&T.

2.
Includes 28,547 shares held in Mr. Badger’s IRA, 3,216 shares held by Mr. Badger’s wife and 13,333 shares pledged as collateral. Includes 1,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

3.
Includes 17,874 shares held in Mr. Blanton’s IRA, 221,244 shares held by Mr. Blanton’s wife, 27,284 shares held in Mr. Blanton’s wife’s IRA, 7,512 shares held jointly with Mr. Blanton’s wife, 96,738 shares held in trust by Mr. Blanton’s wife as trustee for their minor children, 1,738 shares held by Mr. Blanton as custodian for his minor children, 32,795 shares held in Mr. Blanton’s children’s name. Includes 3,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

4.
Includes 2,200 shares subject to exercisable options and 4,459 shares held in Mr. Cunning’s IRA. Includes 1,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

5.
Includes 23,569 shares held in Mr. Daniel’s IRA. Includes 1,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

6.
Includes 67,731 shares held in an IRA plan as to which Mr. Meybohm is a beneficiary, 109,296 as EG Meybohm IRGT and 109,295 as Lynn Meybohm IRGT. Includes 1,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

7.
Includes 4,466 shares held in Mr. Pollard’s wife’s IRA, 103,109 shares held in trust for their minor children, 94,683 shares held by Mr. Pollard’s children and 10,576 shares held in Mr. Pollard’s IRA. Includes 1,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

8.
Includes 20,061 shares held in Mr. Prather’s IRA, 440 shares held in a partnership, 880 shares held as custodian for his grandchild and 550 shares held by Mr. Prather’s wife. Includes 1,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

9.
Includes 1,100 shares in exercisable options and 2,850 shares held in Mr. Rains’s IRA. Includes 1,500 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

10.
Includes 79,464 shares held in a pension and profit sharing plan as to which Dr. Smith is a beneficiary and 15,094 shares held in Dr. Smith’s IRA. Includes 1,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

11.
Includes 24,840 shares held in Mr. Thigpen’s IRA’s, 27,560 shares held jointly with Mr. Thigpen’s wife and 6,000 shares held in the Ron & Mary Carolyn Thigpen Foundation. It also includes 3,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

12.
Includes 14,300 shares subject to exercisable options. Includes 2,000 shares of restricted stock awarded March 19, 2014, which vests on February 1 2017.

13.
Includes 1,000 shares of restricted stock awarded March 19, 2014, which vests on February 1, 2017.

14.
SBF Partnership, LLLP is a family limited partnership with four general partners: Robert W. Pollard, Jr.; Levi A. Pollard, V; Patricia P. Blanton; and Lynn Pollard. All voting, dispositive and other activities by the partnership are taken by majority vote of the general partners, and each general partner has equal voting rights.

15.
Includes 24,642 shares held in trust for Mr. Pollard’s and 56,263 shares held in Mr. Pollard’s children’s names.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company and its subsidiaries have had, and expect to have in the future, banking and other business transactions in the ordinary course of business with directors and officers of the Company and its subsidiaries and their related interests, including corporations, partnerships or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions have not and will not involve more than the normal risk of collection nor present other unfavorable features to the Company or its subsidiaries.
Loans outstanding to officers, directors and affiliates totaled $19.0 million and aggregated 11.18% of the Company’s shareholders’ equity at December 31, 2015. Deposit accounts with officers, directors and affiliates of the Company and its subsidiaries totaled $26.1 million at December 31, 2015.
The Company’s Board of Directors has adopted a written policy regarding approval of related party transactions. This policy augments, but does not replace, the regulatory requirements for review and approval of affiliate transactions under Regulation O and the Company’s loan policy. Under the policy, a “Related Party Transaction” is a transaction, arrangement or relationship in which the Company (or a subsidiary) and a related party (as defined below) participate and in which the amount involved exceeds $100,000. A “Related Party” is a director, director nominee, executive officer, 5% shareholder, immediate family member of any of the foregoing persons, or any business entity in which any of these persons is employed as a general partner, principal or similar position or holds at least a 5% beneficial ownership interest. Directors, director nominees, executive officers and 5% shareholders are required to submit to the Company’s CFO a list showing his or her immediate family members, employer, significant business interests and charitable or nonprofit organizations with which he or she is directly involved. The following types of Related Party Transactions will be deemed to be pre-approved by the Audit Committee:
•
employment of executive officers if their compensation is required under SEC rules to be reported in the Company’s annual proxy statement;

•
director compensation if it is required under SEC rules to be reported in the Company’s annual proxy statement;

•
transactions with other companies with which a Related Party’s only relationship is as a director, non-executive officer employee, or less than 10% shareholder so long as the aggregate amount involved does not exceed the greater of  $100,000 or a significant percentage of that company’s total annual revenues;

•
charitable contributions to an entity with which a Related Party’s only relationship is as a director or non-executive officer employee so long as the aggregate amount involved does not exceed the lesser of  $100,000 or a significant percentage of the organization’s total annual receipts;

•
bank depository services; and

•
transactions in which all shareholders receive proportional benefits.

Before entering into the Related Party Transaction, the Related Party or person at the Company responsible for the potential transaction must notify the CFO of the material facts and circumstances of the proposed transaction. The CFO will then determine whether the transaction is a Related Party Transaction to which standing pre-approval applies. If it is, the transaction will be deemed approved. If it is not, the CFO will submit it to the Audit Committee for approval at its next meeting or to the Audit Committee Chair, who is authorized to act on requests requiring earlier approval. The Audit Committee or Chair will consider the relevant facts and circumstances, including the benefits to the Company, impact on director independence, terms of the transaction and the terms available to unrelated third parties generally, in determining whether to approve the transaction. The Audit Committee or Chair may also ratify Related Party Transactions that were not previously approved or ratified under the policy and is required to review, during the first quarter of each fiscal year, all previously approved or ratified related party transactions that are then ongoing.
AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of six directors, each of whom is independent as such term is defined by NASDAQ listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is posted on the Company’s website at www.georgiabankandtrust.com/go/investor-relations. Dr. Smith and Messrs. Badger, Cunning, and Prather are members of the Company’s Board of Directors and Messrs. Pollock and Wansley are members of GB&T’s Board of Directors.
Management is responsible for establishing and maintaining effective internal controls over financial reporting in conformity with accounting principles generally accepted in the United States of America as well as certifying that the consolidated financial statements present fairly in all material respects, the financial condition results of operations and cash flows of the Company. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the Company’s consolidated financial statements as of and for the year ended December 31, 2015. The Audit Committee also discussed with the independent accountants the matters required by Auditing Standard No. 16 (Communications with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent accountants that firm’s independence.
The Audit Committee has also reviewed Management’s Report on Internal Control over Financial Reporting. That report reflects the conclusion of management that internal controls over financial reporting as of December 31, 2015 were effective. In its meeting with the independent accountants, the Audit Committee discussed and accepted their report, which contained the opinion that the Company maintained effective internal control over financial reporting as of December 31, 2015.

Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2015 to be filed with the Securities and Exchange Commission.
Randolph R. Smith, M.D., Chairman	William J. Badger	Larry S. Prather
William D. Wansley	Patrick D. Cunning	R. Joseph Pollock
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the Securities and Exchange Commission thereunder require the Company’s executive officers and directors and persons who own more than ten percent of the Company’s Common Stock, as well as certain affiliates of such persons, to file reports of initial ownership of the Company’s Common Stock and changes in such ownership with the Securities and Exchange Commission. Executive officers, directors and persons owning more than ten percent of the Company’s Common Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations that no other reports were required for those persons, the Company believes that, during the fiscal year ended December 31, 2015, all filing requirements applicable to its executive officers, directors, and owners of more than ten percent of the Company’s Common Stock were complied with in a timely manner.
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Crowe Horwath LLC, Oak Brook, Illinois, acted as the Company’s principal independent certified public accountants for the fiscal year ended December 31, 2015 and has been retained by the Audit Committee to continue to serve in that capacity for the fiscal year ending December 31, 2016. The Board of Directors knows of no direct or material indirect financial interest by Crowe Horwath LLC in the Company or of any connection between Crowe Horwath LLC and the Company, in any capacity as promoter, underwriter, voting trustee, director, officer, shareholder or employee. One or more representatives of Crowe Horwath LLC will be present at the Meeting. They will be available to answer questions and, if they desire to do so, make a statement.
The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2015 and 2014 by Crowe Horwath LLC.
	2015	2014
Audit Fees	$302,500	$302,500
Audit-Related Fees	31,000	31,000
Tax Fees	34,000	64,000
Total Fees	$367,500	$397,500

For 2015 and 2014, audit-related fees were for out-of-pocket expenses. Tax fees were for the normal preparation of federal and state corporate tax returns and supporting schedules in addition to the calculations for the Company’s quarterly estimated tax payments.
The Committee pre-approves the audit and permissible non-audit fees to be paid to the independent auditors. After Committee approval, modifications to fees resulting from changes in scope up to $25,000 may be made upon concurrence by the Audit Committee chairman. Any such changes are reported to the Audit Committee at its next regular meeting.
Audit Committee Review
The Company’s Audit Committee has reviewed the services rendered and the fees billed by Crowe Horwath LLC for the fiscal year ending December 31, 2015. The Audit Committee has determined that the services rendered and the fees billed for the year ended December 31, 2015 that were not related to the audit of the Company’s consolidated financial statements are compatible with the independence of Crowe Horwath LLC as the Company’s independent accountants.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS
Director Nominations
The full Board of Directors evaluates and nominates the members of the Board of Directors. The Board has not established a nominating committee because it believes the experience and contacts of, and interaction among, all of the directors with respect to this process provides the best forum for discussion and consideration of potential nominees. The Board has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers, and shareholders of the Company, and professionals in the financial services and other industries. The Board considers certain skills and character traits that are appropriate for the Company. These include, but are not limited to, the proper temperament for Board duties and responsibilities, collegiality, good judgment, leadership skills, integrity, current and past business experience, experience and knowledge of the Company and the banking industry generally and a commitment to the long-term best interests of the shareholders. While the Company has no formal policy related to diversity, it does acknowledge that diversity of age, gender and specific skills are important when identifying potential nominees. Based on standards established by the Nasdaq Stock Market, current directors independent of management are: William J. Badger, Patrick D. Cunning, Warren A. Daniel, Edward G. Meybohm, Larry S. Prather, Sr., Randolph R. Smith, M.D. and John W. Trulock, Jr.
The Board will consider shareholder nominations for directors that are made in writing and delivered in accordance with Section 3.8 of the Company’s Bylaws. Under our Bylaws, such nominations must state: (1) the proposed nominee’s name, age and business and residence addresses; (2) the proposed nominee’s principal business or occupation during the past five years; (3) the proposed nominee’s affiliation with or material interest in any person or entity having an interest materially adverse to the Company; and (4) a sworn or certified statement of the shareholder that the proposed nominee has consented to being nominated and that the shareholder believes that the proposed nominee would stand for election and would serve if elected. Section 3.8 of our Bylaws also requires that the notice of the nomination be submitted in writing to the Secretary of the Company at its principal office (currently located at 3530 Wheeler Road, Augusta, Georgia 30909) no later than 14 days before the annual meeting of shareholders or 5 days after notice of the meeting has been mailed, whichever is later. For the 2016 meeting, nominations will be due on or before April 13, 2016. Nominations not made in accordance with this procedure may be discarded by the chair of the meeting at which the election is to be held, although the chair may also waive all or any part of these requirements for good cause shown.
Shareholder Proposals
Shareholder proposals must comply with the requirements contained in SEC Rule 14a-8 and our Bylaws. To be included in the Company’s annual proxy statement, shareholder proposals not relating to the election of directors must be received by the Company at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that proposals be submitted prior to November 30, 2016 for the 2017 Annual Meeting of Shareholders. The persons named as proxies in the Company’s proxy statement for the meeting will, however, have discretionary authority to vote the proxies they have received as they see fit with respect to any proposals received less than 60 days prior to the meeting date. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals.
Shareholder Communications
Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 3530 Wheeler Road, Augusta, Georgia, 30909. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

SOUTHEASTERN BANK FINANCIAL CORPORATION3530 Wheeler Road, Augusta, Georgia 30909PROXY SOLICITED BYTHE BOARD OF DIRECTORS OF SOUTHEASTERN BANK FINANCIAL CORPORATIONFOR THE 2016 ANNUAL MEETING OF SHAREHOLDERSAPRIL 27, 2016The undersigned hereby appoints Jay B. Forrester and Darrell R. Rains, and each of them, with full power of substitution,proxies to vote the shares of common stock which the undersigned could vote if personally present at the 2016 Annual Meeting ofShareholders of Southeastern Bank Financial Corporation to be held at 4:00 p.m., on April 27, 2016 at the Cotton Exchange Office, 32Eighth Street, Augusta, Georgia, or at any adjournment thereof.Proposal I: Election of Directors:o FOR all nominees listed below o WITHHOLD AUTHORITY TO VOTE(except as marked to the contrary) for all nominees listed below:William J. Badger Edward G. Meybohm, Sr Ronald L. ThigpenR. Daniel Blanton Robert W. Pollard, Jr. John W. Trulock, Jr.Patrick D. Cunning Larry S. PratherWarren A. Daniel Randolph R. Smith, M.D.(Instruction: To withhold authority to vote for any individual nominee(s), strike a line through the name(s) of such nominee(s))CONTINUED ON REVERSE

Proposal II: Advisory vote on executive compensation:oFOR oAGAINST oABSTAINProposal III: In their discretion, upon such other matters as may properly come before the meeting and of which theCompany does not receive adequate notice prior to the Annual Meeting.This proxy will be voted in accordance with the direction of the undersigned as marked. If no direction is given, thisproxy will be voted “FOR” the nominees listed in Proposal I, “FOR” the advisory vote on executive compensation in ProposalII, and in the discretion of the proxies as described in Proposal III.PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPEDated___________________________________________, 2016SignatureSignature(s) of ShareholderPlease sign exactly as name appears hereon. If shares are held jointlyeach shareholder should sign. Agents, executors, administrators,guardians, trustees, etc. should use full title. If the shareholder is acorporation, please sign full corporate name by an authorized officer.